CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Provides Operations Update and Year-end Earnings Release Schedule

 January 19, 2016 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango”) announced today an operational update for the three months ended December 31, 2015.

Fourth Quarter 2015 Summary

.Estimated production of approximately 8.0 Bcfe for the quarter (87 Mmcfed; 32% liquids); within guidance

.Completion of the Popham #1H well in our North Cheyenne prospect, in Weston County, Wyoming, testing at a peak 24-hour maximum rate of 970 BOEPD

.Year-end debt of $115.4 million, substantially flat with the third quarter outstanding balance

.  Hedged approximately 60% of forecasted PDP natural gas production for 2016 with a floor price of $2.53/mmbtu

.    Received final judgment in our favor on our appeal to the Louisiana Supreme Court on a previously disclosed legal dispute originally filed in Jefferson Davis Parish, Louisiana

Management Commentary

Allan D. Keel, the Company’s President and Chief Executive Officer, said “We continued to pursue a very conservative strategy during the fourth quarter due to the challenging commodity price environment. We completed and placed on production the Popham #1H well, our second of two wells drilled in our North Cheyenne prospect where we are targeting the Muddy Sandstone formation.  The Popham well had a maximum 24-hour IP rate of 970 barrels of oil equivalent per day (98% oil), and after adjusting for down time related to pump installations, produced 26,500 barrels of oil for the first 60 full days of production.  That performance-to-date from the Popham well is very encouraging and solidifies our increasing enthusiasm for that play.  We limited the expenditure of other capital during the quarter to the acquisition or renewal of acreage in our existing areas in order to maintain our healthy balance sheet in this low and uncertain price environment.  We have not yet finalized our 2016 capital program; however, until we see what we believe to be more stable and optimistic trends for both oil and natural gas prices, we will continue to be very conservative in our capital program, and expect to use excess free cash flow to lower our revolver debt during the year.  We believe that 2016 will continue to be plagued by low natural gas prices, so in January we took advantage of what we believed to be an attractive market opportunity to acquire commodity price protection on a significant portion of our forecasted natural gas production for calendar year 2016.  During the year ahead, we will also continue to focus on being efficient in our operations and prudent in managing our costs, both in the field and in the office.”

Fourth Quarter Production

Estimated production for the quarter ended December 31, 2015 was approximately 8.0 Bcfe, or 87 Mmcfed, within our previous guidance of 85-90,000 mcfed for the quarter.  Current quarter production was less than the 9.8 Bcfe, or 106 Mmcfed, for the same period last year due to the dramatic reduction in our capital expenditure program for 2015. As we have communicated to the market during the year, we limited our 2015 capital program to only projects that provide strategic value to the Company, i.e. derisking unproven prospects, testing new concepts on our existing properties and preserving leaseholds in our existing areas.  As a result of our decision to limit our capex to preserve our financial flexibility, we conceded that we would emphasize financial strength rather than pursue flat or increased production in this price environment.  Production for the quarter was approximately 68% natural gas and 32% oil and natural gas liquids compared to the prior year quarter of 68% natural gas and 32% crude oil and natural gas liquids.  Natural gas production for the quarter is preliminarily estimated at approximately 59,300 mmcfed compared to 72,600 mmcfed for the prior year quarter, and crude oil and natural gas liquids production during the current period is preliminarily estimated at 2,100 and 2,475 barrels per day, respectively, compared to 2,942 and 2,664 barrels per day, respectively for the same quarter last year.

Drilling Activity Update

Our drilling activity during the quarter was designed to maintain a flat debt level and focus on further delineating our Wyoming acreage.

Muddy Sandstone - Weston County, Wyoming

In late 2014 we acquired the rights to 49,000 gross (35,000 net) acres in Weston County, Wyoming and have an 80% working interest in the acreage, commonly referred to as our North Cheyenne prospect.  Our initial discovery well for the prospect, the Elliott #1H, was drilled in early 2015 and results were announced in June.  Following the results of that well, two additional wells, the Popham #1H and the Christiensen #1H were drilled in Q3 and Q4 2015.  In order to maximize well results, we experimented with various aspects of the completion and lift on the Popham well, and deferred the Christiensen completion until results of the Popham could be evaluated. The Popham well was drilled to a total measured depth of 13,357 feet with a 6,711 foot effective lateral. The completion design was enhanced to include 40 stages of frac compared to 25 stages of frac for the Elliott well. The Popham exhibited much stronger initial flow characteristics and had a maximum 24-hour IP rate of 970 BOEPD (98% oil) and had an IP 60 of 449 BOEPD; however, the last 30 days have averaged approximately 500 BOEPD due to installation of a right-sized pump. By comparison,  the initial Elliott well had an IP 60 of 302 BOEPD.   Based on these encouraging results, the Christiensen well will be completed in Q1 2016 with more completion enhancements planned.

Drill and complete costs are expected to be below $5MM per well and early Popham performance data indicates performance exceeding our original estimated pre-drill type curve of 250 MBO per well. There are approximately 200-300 Muddy horizontal locations prospective across the acreage based on three to four wells per 640 acres. Additional prospective horizons in this area will be evaluated during the delineation phase with additional log and core data which could also add significantly to the total number of potential horizontal locations.

Other

As mentioned previously, we have not yet finalized our budget for 2016, including our capital expenditure plans.  We anticipate having that exercise completed by the end of January, at which time we will share those plans with the investment community.  Also as previously disclosed, until we see improvement in commodity prices, and stability in those markets, we will employ a very conservative capital program that is focused on maintaining our balance sheet strength through the use of excess cash flow to repay debt outstanding, while selectively derisking portions of our current portfolio to position us for organic growth once the price markets improve.

Liquidity

Long-term debt at December 31, 2015 was approximately $115.4 million, all under our revolving credit facility, substantially flat with the third quarter debt level.  At year-end, we had approximately $72.6 million of availability under our revolver that has a $190 million borrowing base through April 30, 2016. We believe that our financial capacity provides us the flexibility to maintain our financial strength through these difficult times, while also allowing us to prudently expend capital on projects that can provide future growth in a better price environment.  That capacity also positions us to potentially exploit stressed or distressed acquisition opportunities that might arise in the marketplace during 2016.

Derivative Instruments

We took advantage of the strength in the natural gas futures market in early January to acquire price production, through swaps, for approximately 60% of our currently forecasted PDP natural gas production for the 2016 year, with a member of our bank group.  Specific amounts hedged, by month, were as follows:

Commodity	Period	Derivative	Volume/Month	Price/Unit (1)
Natural Gas	February 2016	Swap	1,300,000 mmbtu	$ 2.53
	March 2016	Swap	1,300,000 mmbtu	$ 2.53
	April 2016	Swap	1,300,000 mmbtu	$ 2.53
	May 2016	Swap	1,300,000 mmbtu	$ 2.53
	June 2016	Swap	1,300,000 mmbtu	$ 2.53
	July 2016	Swap	1,300,000 mmbtu	$ 2.53
	August 2016	Swap	250,000,000 mmbtu	$ 2.53
	September 2016	Swap	250,000,000 mmbtu	$ 2.53
	October 20165	Swap	250,000,000 mmbtu	$ 2.53
	November 2016	Swap	1,300,000 mmbtu	$ 2.53
	December 2016	Swap	1,300,000 mmbtu	$ 2.53

 (1) Commodity derivative based on NYMEX (Henry Hub).

Legal Proceedings

On December 8, 2015 the Supreme Court of Louisiana handed down its opinion in Hayes Fund for the First United Methodist Church of Welsh, LLC, et al. vs. Kerr-McGee Rocky Mountain, LLC, et al. reversing the opinion from the Court of Appeals and reinstated the trial court’s judgment of dismissal.  The Louisiana Supreme Court’s decision brings proceedings in this case to a close, absolves a subsidiary of the Company and its co-defendants from liability associated with the case and nullifies precedent established by the Court of Appeals opinion that may have been detrimental to the oil and gas industry.

Year-end Earnings Release Schedule

Contango expects to issue its fourth quarter 2015 earnings press release on Monday, March 14, 2016.  In conjunction with the release, Contango will conduct a conference call to discuss the contents of that release on Tuesday, March 15, 2016 at 9:30am Central Daylight Time.

Those interested in participating in the earnings conference call may do so by calling the following phone number: 1-877-876-9177, (International 1-785-424-1666) and entering the following participation code: 6445139.  A replay of the call will be available from Tuesday,  March 15,  2016 at 12:30pm CDT through Tuesday,  March 22,  2016 at 12:30pm CDT by dialing toll free 1-888-203-1112, (International 1 719-457-0820) and asking for replay ID code 6445139.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in  exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:

Contango Oil & Gas Company

E. Joseph Grady – 713-236-7400Sergio Castro – 713-236-7400

Senior Vice President and Chief Financial OfficerVice President and Treasurer